Exhibit 5.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL	804 • 788 • 8200
FAX	804 • 788 • 8218

October 22, 2010

Board of Trustees
Hersha Hospitality Trust
44 Hersha Drive
Harrisburg, Pennsylvania 17102

Hersha Hospitality Trust
28,750,000 Class A Common Shares of Beneficial Interest

Ladies and Gentlemen:

We have acted as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), and Hersha Hospitality Limited Partnership, a Virginia limited partnership (the “Partnership”), in connection with the issuance and sale by the Company to the Underwriters (as defined below) of up to an aggregate of 28,750,000 Class A common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), including up to 3,750,000 shares subject to the Underwriters’ 30-day option to purchase additional Common Shares (the “Shares”), to be issued by the Company in an underwritten public offering. The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-163121) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 13, 2009 and declared effective on December 15, 2009 (the “Registration Statement”).

In connection with the foregoing we have examined the following documents:

(i)	the Registration Statement;

(ii)
the preliminary prospectus supplement, dated October 18, 2010, as filed with the Commission on October 18, 2010 pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated December 15, 2009;

(iii)
the final prospectus supplement, dated October 19, 2010, as filed with the Commission on October 20, 2010 pursuant to Rule 424(b) under the Securities Act, together with the base prospectus dated December 15, 2009;

(iv)
an executed copy of the Underwriting Agreement, dated October 19, 2010 (the “Underwriting Agreement”), among the Company, the Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters listed on Schedule A thereto (the “Underwriters”);

Board of Trustees
Hersha Hospitality Trust
October 22, 2010

(v)
the Articles of Amendment and Restatement of the Company, as amended and supplemented through the date hereof, as certified by the Maryland State Department of Assessments and Taxation (the “SDAT”) on October 14, 2010 and the Assistant Secretary of the Company on the date hereof;

(vi)	the Amended and Restated Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof;

(vii)
the resolutions adopted by the Board of Trustees of the Company at a meeting of the Board of Trustees duly called and held on October 15, 2010 and the resolutions adopted by the Pricing Committee of the Board of Trustees of the Company at a meeting of such committee duly called and held on October 19, 2010, each as certified by the Assistant Secretary of the Company on the date hereof;

(viii)	a certificate of the SDAT as to the good standing of the Company, dated as of October 14, 2010 (the “SDAT Certificate”); and

(ix)	a certificate executed by the Assistant Secretary of the Company certifying as to certain factual matters as of the date hereof (the “Secretary’s Certificate”).

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof. As to factual matters, we have relied upon representations in the Underwriting Agreement and upon the Secretary’s Certificate and certificates of public officials.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.            The Company is a real estate investment trust, duly formed and existing under the laws of the State of Maryland and is in good standing with the SDAT.

2.            The issuance of the Shares has been duly authorized and, when issued in accordance with the terms of the Underwriting Agreement and upon payment therefor in the manner contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion with respect to formation, existence and good standing of the Company in the State of Maryland is based solely on the SDAT Certificate.

Board of Trustees
Hersha Hospitality Trust
October 22, 2010

The foregoing opinions are limited to the Maryland REIT Law, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any state securities laws, including the securities laws of the State of Maryland.  To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland REIT Law, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.  We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter.  The opinions expressed in this letter speak only as of its date.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP